Exhibit 6.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of March 27, 2017. In consideration of retaining Douglas B. Unis (the “Consultant”) by Monogram Orthopaedics Inc. (the “Company”), a Delaware company, the parties agree as follows:

1. Services and Payment.

(a) Consultant will perform such consulting services as the Company may from time to time reasonably request in writing, including the services specified on Schedule A (the “Services”). Consultant will devote Consultant’s best efforts to performing the Services. Consultant will not perform any services for which Consultant expects to be compensated under this Agreement except at the written direction of the Company.

(b) The Company will pay Consultant a consulting fee of Thirty-Five Thousand dollars ($35,000) per year, payable in quarterly installments in arrears, commencing within 30 days of the closing of the Company’s first equity financing (the “Financing Event”). On or after the Financing Event and upon the establishment of a stock option plan, the Company will recommend to its Board of Directors that the Company grant Consultant a nonqualified stock option to purchase, at a price per share equal to the fair market value per share of the Company’s Common Stock on the date of grant as determined by the Board of Directors (which may include waiting for, and taking into consideration a third-party fair market value report), a number of shares of the Company’s Common Stock equal to 25,000 shares, to vest in quarterly installments over a two-year period starting from the effective date of this agreement. The Company will reimburse Consultant for such reasonable business expenses as are incurred by Consultant in performing the Services, provided that Consultant submit to the Company written expense statements in a form specified by the Company.

(c) In furnishing the Services, Consultant understands that Consultant will at all times be acting as an independent contractor and not an employee of the Company and will not be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit, welfare or like plans. Consultant will be responsible for paying all withholding and other taxes arising from the performance of the Services when they become due and payable. Consultant will not enter into any agreements binding on the Company.

2. Relationship of Consultant to Others.

(a)   The Company recognizes that as of the date first written above Consultant is a member of the faculty of the Icahn School of Medicine at Mount Sinai and may become a member of other institutions or associations in the future (the “Institutions”), and that Consultant’s activities are and will be subject to the policies and regulations of the Institutions (the “Applicable Policies”). Consultant will promptly inform the Company in writing of any changes or additions to the Applicable Policies. In the event any of the Applicable Policies will in the Company’s judgment interfere with Consultant’s performance of the Services, the Company may terminate this Agreement immediately.

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Consulting Agreement

(b)   During the term of this Agreement and for one year thereafter, Consultant will not directly or indirectly (i) provide advice or services to any third party in the area defined by the services expressly specified on Schedule A, or (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any third party that has committed, or intends to commit, significant resources to such area (other than in Consultant’s capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of such a third party that is a publicly held company). The foregoing restrictions will not prohibit Consultant from (x) conducting research at an Institution that is funded by a third party sponsored research arrangement or that utilizes funds or facilities administered by such Institution, where inventions conceived by Consultant in the course of such research will be owned by such Institution pursuant to the Applicable Policies, (y) publishing the results of such research, or (z) providing educational, clinical or other such services for an Institution. In the event Consultant enters into any agreement to provide advice or services in such area, which agreement would be prohibited by the first sentence of this Section but for the second sentence of this Section, Consultant will inform the Company in writing and the Company at its option may terminate this Agreement immediately.

(c)   During the term of this Agreement and for one year thereafter, Consultant will not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any third party, or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any third party who is, or was within the then-most recent twelve month period, a client or customer of the Company.

3.   Developments.

(a)   Consultant will promptly disclose in confidence to the Company all inventions, discoveries, ideas, processes, products, computer programs, works of authorship and know-how that Consultant or any individual working with Consultant makes, conceives or reduces to practice, during the term of this Agreement and for six months thereafter, and that (i) arise from the Services or other work performed by Consultant for the Company, (ii) arise from use of facilities, equipment, supplies, materials or Confidential Information of the Company, or (iii) fall within the area defined by the services expressly specified on Schedule A, so long as, for this clause (iii), they do not belong to an Institution under the Applicable Policies (collectively, “Developments”). Without limiting the generality of the foregoing, “Developments” will include any algorithms, software, software code, designs, methods, procedures, formulas, plans, specifications, manuals, forms, templates, discoveries, inventions, concepts, ideas, products, progeny, modifications, improvements or derivatives, except to the extent they belong to an Institution under the Applicable Policies. Consultant will neither make any use of any funds, space, personnel, facilities, equipment or other resources of any Institution or other third party in performing the Services hereunder nor take any other action that would result in any Institution or other third party owning or having a right in any Developments under the Applicable Policies or otherwise.

(b) Consultant will make and maintain adequate and current written records of all Developments, which records will be available to and remain the property of the Company at all times. All Developments will be the sole property of the Company. For purposes of the copyright laws of the United States, all Developments will constitute works made for hire as applicable. Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all right, title and interest in and to all Developments and any and all related patent rights, copyrights, trade secrets and other proprietary rights in any and all countries.

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Consulting Agreement

(c)  Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents, copyrights and other proprietary rights in any and all countries with respect to the Developments, and Consultant will execute and deliver, when requested, patent and other applications and assignments thereof. Consultant will further assist the Company in every way to enforce any patents, copyrights and other legal protections obtained, including testifying in any suit or proceeding. Consultant will perform Consultant’s obligations under this Section without further compensation, except for reimbursement of expenses incurred at the Company’s request and, with respect to any performance after the term of this Agreement or in excess of Consultant’s time commitment during the term of this Agreement (other than reviewing and executing documents), compensation at a reasonable rate for time actually spent by Consultant at the Company’s request. In the event the Company is unable after reasonable effort to obtain Consultant’s signature on any document which Consultant may be required to sign pursuant to this Section, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably appoints each of the President and the Secretary of the Company (whether now or hereafter in office) as Consultant’s attorney-in-fact to execute any such document on Consultant’s behalf.

4.   Confidential Information.

(a)  As used in this Agreement, “Confidential Information” means all trade secrets and confidential or proprietary information owned, possessed or used by the Company, including (i) all Developments, technology, business strategies and plans, financial information, personnel information and customer lists of the Company, (ii) all materials relating to the area defined by the services expressly specified on Schedule A and furnished by the Company, and (iii) all information of third parties that the Company has an obligation to keep confidential. In addition, the terms and conditions of this Agreement will be treated by Consultant as Confidential Information hereunder, provided that such terms and conditions may be disclosed to an Institution upon its request.

(b)  During the term of this Agreement and at all times thereafter, Consultant will keep and hold all Confidential Information in strict confidence, and Consultant will not use or disclose any of such Confidential Information without the prior written consent, and with the authorization, of the Company, except as may be necessary to perform the Services. Consultant will not disclose to the Company or induce the Company to use any confidential information or material belonging to any third party. In the event that Consultant is authorized to disclose any Confidential Information to anyone outside the Company in performing the Services, Consultant will take adequate steps, consistent with the policies and practices of the Company, to require that the recipient maintain the confidentiality of the Confidential Information.

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(c)  The term “Confidential Information” hereunder will not include information that Consultant can establish by competent written evidence (i) is or becomes generally known within the Company’s industry through no fault of Consultant; (ii) was known to Consultant at the time it was disclosed, (iii) is lawfully and in good faith made available to Consultant by a third party who did not derive it from the Company and who imposes no obligation of confidence on Consultant; or (iv) is required to be disclosed by order of a governmental authority or a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice of the pendency of any such order is given to the Company. For the purpose of this Section, Confidential Information will not be deemed to fall within any of the foregoing exceptions merely because such information is embraced by general disclosures or because individual features or combinations thereof are publicly available.

(d)  Upon termination of this Agreement or at any other time upon the request of the Company, Consultant will promptly deliver to the Company all records and materials documenting, evidencing or embodying any Confidential Information.

5.   No Conflicts.

(a)  Consultant represents and warrants that Consultant is permitted to enter into this Agreement and to perform the obligations contemplated hereby, and that this Agreement and the terms and obligations hereof are not inconsistent or otherwise in conflict with any other obligations Consultant may have, under the Applicable Policies or otherwise. In addition, during the term of this Agreement, Consultant will not enter into any agreement or modification of any existing agreement (whether written or oral) that are inconsistent with or otherwise conflict with Consultant’s obligations under this Agreement.

(b)       Consultant represents and warrants that Consultant has disclosed to the Institutions all aspects of Consultant’s relationship with the Company which are required to be disclosed under the Applicable Policies, and that Consultant has obtained any required consents or approvals of the Institutions concerning such relationship and this Agreement.

6.   Publication.

At least ninety days before submitting any manuscript or abstract for publication or giving any presentation (or, if the Applicable Policies require a shorter period for this purpose, within such shorter period), Consultant will submit to the Company a draft of such manuscript or presentation if it contains information in the area defined by the services expressly specified on Schedule A or such other areas as to which Consultant is providing Services, in order to enable the Company to ascertain whether the manuscript or presentation contains Confidential Information or discloses a potentially patentable Development. Consultant will cooperate with the Company in this regard, and, at the Company’s request, will delete from the manuscript or presentation any Confidential Information.

7.   Term and Termination.

(a)  Subject to earlier termination as expressly provided herein, this Agreement will commence on the date first written above and will continue until the second anniversary of that date, and thereafter will continue in effect until terminated by either party, with or without cause, upon at least thirty days prior written notice. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty days after receipt by such party of written notice of such breach.

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Consulting Agreement

(b)       No expiration or termination of this Agreement will relieve or affect any rights or liabilities of the parties which may have accrued prior to the date of expiration or termination. Notwithstanding anything herein to the contrary, upon any expiration or termination of this Agreement, the provisions of Sections 1(c), 2(b), 2(c), 3, 4, 6, 7 and 8 will survive such expiration or termination and continue in effect in accordance with their terms.

8.   General.

(a)       Consultant recognizes that, in the event of a breach or threatened breach by Consultant of this Agreement, the Company may suffer irreparable harm, and Consultant therefore agrees that, in addition to all other rights and remedies available to the Company at law or in equity, the Company will be entitled to injunctive relief to restrain any such breach and to enforce the provisions hereof, without showing or proving any actual damage to the Company.

(b)       The Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder. In no event will Consultant assign or delegate responsibility for actual performance of the Services to any other individual. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(c)       All notices and other communications hereunder will be delivered by hand or sent by registered or certified mail, or by reputable package delivery service, return receipt requested, addressed to the party at the address herein set forth, or to such other address as such party may designate in writing to the other.

(d)       This Agreement, together with Schedule A attached hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements between them as to such subject matter. No provision of this Agreement will be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver will be limited to particular instance and the particular time when and for which it is given.

(e)       This Agreement will be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

(f)       The invalidity or unenforceability of any provision hereof as to an obligation of a party will in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party will have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the then-applicable law.

(g)       The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole. As used in this Agreement, “herein” and “hereof” will refer to this Agreement as a whole, and “including” means “including but not limited to.” This Agreement will not be interpreted or construed against a party because that party or any attorney or representative for that party drafted or participated in the drafting of this Agreement.

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Consulting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement under seal as of the date first set forth above.

MONOGRAM ORTHOPAEDICS INC.

Name: Dou g las B. U nis

Title: President

Address:

Print Name: Douglas B. Unis

Address:	118 Rutland Rd.

Brooklyn, N Y 1 1225

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Consulting Agreement — Schedule a

SERVICES